Exhibit 99.1

Worthington Names New President of Pressure Cylinders

COLUMBUS, Ohio--(BUSINESS WIRE)--July 13, 2011--Worthington Industries, Inc. (NYSE:WOR) announced today that Andrew Billman will become the next president of Worthington Cylinders, replacing Harry Goussetis who is retiring at the end of July. Billman has been with the Company in various positions for more than 15 years, most recently as the vice president of corporate purchasing.

“Andy brings a great deal of experience and leadership to his new role; he will be an excellent addition to our executive team,” Chairman and CEO John McConnell said. “The Company has benefitted from his role in our transformation efforts in steel processing and in applying a disciplined approach to our supply chain improvements."

Billman began with Worthington Steel in inside sales, later becoming a territory manager, and manager of special accounts. He gained experience outside of Worthington beginning in 2001 when he was vice president of sales and marketing for a private manufacturer. He managed a facility and served as the company’s vice president of operations. He returned to Worthington Steel in 2006 as national account manager and then as the east region sales manager in Baltimore, where the Company launched the transformation initiative in the steel processing segment. He was an integral part of the transformation. Billman became the head of corporate purchasing in January of 2010.

About Worthington Cylinders

Worthington Cylinders is the world’s leading global manufacturer of pressure cylinders, delivering products and value-added services to its customers designed to exceed their expectations in quality, service and value. Worthington Cylinders offers the most complete line of pressure cylinders in the industry, including storage of liquefied petroleum, refrigerant, oxygen and industrial gases. BernzOmatic®, Balloon Time® and Worthington Pro Grade® products are available at retailers nationwide and provide consumers products for grilling, party planning, outdoor leisure activities and home repair.

About Worthington Industries

Worthington Industries is a leading diversified metals manufacturing company with 2011 fiscal year sales of approximately $2.4 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor; a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand-held torches, refrigerant and industrial tanks, camping cylinders, compressed natural gas storage cylinders and scuba tanks; framing systems and stairs for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, laser welded blanks; light gauge steel framing for commercial and residential construction; and current and past model automotive service stampings. Worthington, including its joint ventures employs approximately 8,000 people and operates 74 facilities in 11 countries.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com